UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 11, 2013

Buckeye Partners, L.P.

(Exact name of registrant as specified in its charter)

Delaware	1-9356	23-2432497
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Greenway Plaza Suite 600 Houston, Texas	77046
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (832) 615-8600

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 2.01                                           Completion of Acquisition or Disposition of Assets.

As previously disclosed in the Current Report on Form 8-K filed on October 9, 2013, on October 9, 2013 Buckeye Partners, L.P. (“Buckeye”) entered into a Purchase and Sale Agreement (the “Purchase Agreement”) with Hess Corporation (“Hess”) pursuant to which Buckeye agreed to acquire from Hess 20 liquid petroleum products terminals with total storage capacity of approximately 39 million barrels for $850 million (the “Marine Terminals Acquisition”).  The Marine Terminals Acquisition includes (i) Hess’s 19 liquid petroleum products storage terminals located along the U.S. East Coast (the “East Coast Terminals”) and (ii) Hess Oil St. Lucia Ltd. (“HOSLL”), a wholly-owned subsidiary of Hess and the owner and operator of a crude oil and refined products terminal located on the Caribbean island of St. Lucia (the “St. Lucia Terminal,” and together with the East Coast Terminals, the “Marine Terminals”). Pursuant to the Purchase Agreement, the purchase price is subject to customary adjustment for working capital of HOSLL and certain refined petroleum products inventory of HOSLL as provided in the Purchase Agreement.

On December 11, 2013, Buckeye paid Hess approximately $850 million and completed the Marine Terminals Acquisition.

The Marine Terminals comprise 20 refined petroleum products terminals with total storage capacity of approximately 39 million barrels.  Many of the 19 East Coast Terminals are located in major metropolitan locations along the East Coast and have approximately 28.6 million barrels of refined petroleum products storage capacity, including approximately 14.8 million barrels of capacity strategically located in New York Harbor.  All but two of the East Coast Terminals are marine terminals and 12 have deep-water access.  The East Coast Terminals possess numerous competitive advantages, including highly strategic locations, access to refined product supply, flexible service offerings, well-maintained assets and operating scale.  The East Coast Terminals are located on approximately 1,000 acres in the aggregate with significant unused land at many of the facilities for potential future expansion.  The age of the East Coast Terminals ranges from 20 to 80 years.  A summary description of each of the East Coast Terminals is provided below:

Terminal		Total Capacity	Tanks
		(MBbls)
1.	Groton, CT	867	19
2.	Fort Lauderdale, FL	377	6
3.	Jacksonville, FL	646	16
4.	Tampa, FL	472	11
5.	Baltimore, MD	3,232	41
6.	Bayonne, NJ	1,686	35
7.	First Reserve (Perth Amboy, NJ)	4,972	30
8.	Newark, NJ	637	14
9.	Pennsauken, NJ	2,376	34

Terminal		Total Capacity	Tanks
		(MBbls)
10.	Port Reading Complex (Port Reading, NJ)	6,257	61
11.	Brooklyn, NY	699	12
12.	Bronx, NY	537	15
13.	Rensselaer, NY	867	20
14.	Rochester, NY	197	10
15.	Roseton (Newburgh, NY)	1,462	12
16.	Syracuse (Van Buren, NY)	577	18
17.	Wilmington, NC	572	23
18.	Charleston (North Charleston, SC)	1,169	36
19.	Chesapeake, VA	1,024	16

The St. Lucia Terminal features 35 tanks with approximately 10.3 million barrels of crude oil and refined petroleum products storage capacity.  The St. Lucia Terminal is situated on approximately 700 acres and has deep-water access. Hess first purchased real estate in St. Lucia in 1977 and terminal operations began in 1982.

In connection with the closing of the Marine Terminals Acquisition, Buckeye and Hess entered into one- to four-year agreements at various terminals pursuant to which Buckeye will provide to Hess and its subsidiaries fee-based storage and throughput services at market rates.  In addition, Buckeye assumed approximately 53 storage, throughput and wholesale supply agreements with third parties, the average terms of which are less than one year.

To facilitate the integration and operation of the newly acquired assets in Buckeye’s existing refined petroleum pipeline and terminal system, Buckeye has hired approximately 370 additional operating, maintenance and support employees, the majority of whom previously worked for Hess in comparable positions. In addition, Buckeye and Hess have entered into a transition services agreement pursuant to which Hess will provide certain transition services for a period of up to nine months after the closing of the Marine Terminals Acquisition.

Following the transition services period, Buckeye expects its existing information and operating systems to support the operations of the Marine Terminals.  For instance, Buckeye expects to implement existing, proven hardware and software applications to manage operations at the Marine Terminals.

The Purchase Agreement provides that Hess remains responsible for completing the remediation of a series of known environmental contamination issues at 17 of the Marine Terminals.  In addition, during the six-year period following closing, Buckeye may assert indemnity claims against Hess for any newly discovered or other undisclosed contamination or non-compliance issues that occurred or are related to activities performed prior to Closing, subject to a deductible that is 1% of the purchase price.  The Purchase Agreement also provides that Hess retains all responsibility for certain liabilities associated with its operation of the Marine Terminals, including off-site disposal liability and liability from pre-closing exposure to asbestos.  Buckeye has agreed to assume any other environmental liabilities associated with the Marine Terminals.

On December 11, 2013, Buckeye issued a press release announcing the completion of the Marine Terminals Acquisition, a copy of which is attached as Exhibit 99.1 hereto.

Item 9.01                                           Financial Statements and Exhibits.

(d)                                 Exhibits.

99.1                        Press Release, issued December 11, 2013

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BUCKEYE PARTNERS, L.P.

	By:	Buckeye GP LLC,
its General Partner

	By:	/s/ TODD J. RUSSO
Todd J. Russo
Vice President, General Counsel and Secretary

Dated: December 17, 2013

Exhibit Index

Exhibit

99.1	Press Release, issued December 11, 2013